Registration No. 333-192375

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

China Ming Yang Wind Power Group Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ming Yang Industrial Park, 22 Torch Road

Torch Development Zone

Zhongshan, Guangdong 528437

People’s Republic of China

(86) 760-2813-8666

(Address of principal executive offices, including Zip Code)

China Ming Yang Wind Power Group Limited

2010 Equity Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017, United States

(Name and address of agent for service)

(212) 750-6474

(Telephone number, including area code, of agent for service)

Copies to:

Ng Kwok Yin, Ricky

Chief Financial Officer

Ming Yang Industrial Park, 22 Torch Road

Torch Development Zone

Zhongshan, Guangdong 528437

People’s Republic of China

Tel: (86) 760-2813-8666

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

China Ming Yang Wind Power Group Limited (the “Registrant”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment No. 1”) to Registration Statement on Form S-8 to deregister all unsold and unissued securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 18, 2013, File No. 333-192375 (the “Registration Statement”), with respect to ordinary shares of the Registrant, par value $0.001 per share (the “Ordinary Shares”), thereby registered for issuance upon exercise of equity awards granted or to be granted pursuant to the Registrant’s 2010 Equity Incentive Plan. A total of 12,553,897 Ordinary Shares were registered for issuance under the Registration Statement.

On February 2, 2016, the Registrant entered into the agreement and plan of merger (the “Merger Agreement”) with Regal Concord Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), Regal Ally Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and Zhongshan Ruisheng Antai Investment Co., Ltd, a limited liability company incorporated under the laws of the People’s Republic of China. On June 22, 2016, the Registrant and Merger Sub filed a plan of merger with the Registrar of Companies of the Cayman Islands which was registered by the Registrar of Companies as of June 22, 2016 (the “Effective Time”), pursuant to which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 1, all of its securities registered under the Registration Statement that remained unsold or unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Zhongshan, Guangdong Province, People’s Republic of China, on June 22, 2016.

China Ming Yang Wind Power Group Limited

By:	/s/ Ng Kwok Yin, Ricky
Name:	Ng Kwok Yin, Ricky
Title:	Chief Financial Officer

Note: In reliance on Rule 478 under the Securities Act of 1933, only the Registrant has signed this Post-Effective Amendment No. 1.